UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2005

Arrowhead Research Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-21898	46-0408024
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1118 East Green Street, Pasadena, CA	91106
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (626) 792-5549

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On June 7, 2005, Arrowhead Research Corporation, (the “Company”) announced that its warrants to purchase common stock (the “Warrants”) (NASDAQ: ARWRW) will be delisted from The Nasdaq Stock Market after the close of business on Wednesday, June 8, 2005. The Company will delist the Warrants as part of its previously announced Warrant Redemption plan. Warrant holders will be able to exercise their Warrants after delisting, until 4:00 PM PT on Tuesday, June 14, 2005 (the “Exercise Deadline”). Unless the Exercise Deadline is extended, Warrants not properly exercised by the Exercise Deadline will be redeemed by the Company for $0.001 per share on Wednesday, June 15, 2005.

As of this filing, the Company has 18,358,497 shares of Common Stock and 9,650,280 Warrants outstanding. If all these outstanding warrants are exercised, the Company will have received, in total, approximately $21 million in exercise proceeds. The Company anticipates using the proceeds to fund the Company’s subsidiaries, the Company’s research projects and for general working capital.

The Company’s press release announcing that the Company’s Warrants will be delisted from the Nasdaq Stock Market is attached as Exhibit 99.1 to this report.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description
99.1	Press Release announcing the delisting of Arrowhead Warrants from The Nasdaq Stock Market dated June 7, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 7, 2005

ARROWHEAD RESEARCH CORPORATION

By:	/s/ Joseph T. Kingsley
Joseph T. Kingsley, Chief Financial Officer